EXHIBIT 10.52

MANUFACTURING AGREEMENT

between

Winland Electronics, Inc.

and

Nortech Systems Incorporated

Dated as of January 1, 2011

MANUFACTURING AGREEMENT

This Manufacturing Agreement (the “Agreement”) is entered into by and between Winland Electronics, Inc. (“Seller”), a Minnesota corporation, and Nortech Systems Incorporated (“Buyer”), a Minnesota corporation, as of January 1, 2011.

BACKGROUND

Contemporaneously herewith, Buyer and Seller have entered into an Asset Purchase Agreement, dated as of the same date (the “APA”), pursuant to which the Buyer will purchase certain assets of Seller in connection with its Electronics Manufacturing Services business.  For a period of time after the closing of the APA, the parties have agreed that, pursuant to the terms hereof, Buyer will manufacture certain products for Seller related to Seller’s proprietary monitoring devices (the “Products”).

Now, then, for good and valuable consideration, receipt of which is hereby acknowledged, the parties do hereby agree as follows:

1. Term.  The term begins on the date hereof and continues in effect until July 1, 2011 (the “Term”).  After the expiration of the Term, Buyer and Seller will negotiate in good faith for additional Terms, upon conditions mutually agreeable to Buyer and Seller.

2. Seller’s Manufacturing Commitment.  During the Term of this Agreement:

(a)           Buyer shall manufacture all of Seller’s requirements relating to the Products pursuant to the Buyer’s forecasts as provided in Section 4 to this Agreement;

(b)           Buyer shall handle all manufacturing responsibilities for the Products, including ordering raw materials, production and packaging.  Seller and Buyer shall work together during the Term of this Agreement to determine what type of packaging the Products will have.  Seller shall assume responsibility for marketing, invoicing its customers and collections; and

(c)           Buyer shall warehouse, at its expense and pursuant to a Lease Agreement of even date herewith, all Products purchased by Seller to be shipped at a later date.

3. Purchase of Raw Materials and Finished Goods.

(a)           Upon termination of this Agreement, Seller or any successor to Seller’s business after the consummation of the APA by merger or acquisition or by divestiture or spin-off (the “Seller’s Successor”) shall be required to purchase all unused raw materials intended by Buyer to be used or consumed in the production of the Products and owned by Buyer at such time, provided that such raw materials meet applicable specifications and represents raw materials consistent with current Bills of Material for the Products.  The purchase price for such raw materials shall be Buyer’s standard cost, and shall be fully explained and documented to Seller’s or Seller’s Successor’s satisfaction.

(b)           Upon termination of this Agreement, Seller or Seller’s Successor shall be required to purchase all or some of Buyer’s finished goods or work in progress inventory of Products at the applicable Transfer Prices (as defined below).

4. Forecast and Ordering Procedures.  Each month Seller shall provide a forecast, setting forth its good faith estimate of the quantities of each Product for which it will place orders in the following thirty (30) days.  Such forecast is for the convenience of the parties and shall not be considered a binding obligation to purchase Products.

Seller shall place orders by submitting a binding purchase order.  Upon acceptance of such purchase order, Buyer shall be committed to sell the Product set forth in such purchase order to Seller.  Buyer agrees to accept such purchase order, subject to the terms of this Agreement, when submitted by Seller.  To the extent any terms set forth in the purchase order or the acceptance are inconsistent with the terms of this Agreement, the terms of this Agreement shall control.  The completion date specified in the purchase order shall be applicable, provided, however, that (a) such date shall be no earlier than thirty (30) days after submission of the purchase order, provided that Buyer shall use commercially reasonable efforts to deliver Products earlier than thirty (30) days after submission of the applicable purchase order if requested by Seller, and (b) Seller shall use its commercially reasonable efforts to aggregate purchases for maximum manufacturing efficiency.

As soon as practicable after the date of this Agreement Buyer and Seller shall work together to determine a minimum quantity amount of Product which Seller shall be required to purchase from Buyer (the “Minimum Quantity Amount”).  Once such Minimum Quantity Amount is established, in order for Seller to secure the Transfer Price (as defined below) as set forth in Section 6, Seller must purchase from Buyer a minimum of twenty-five percent (25%) of the Minimum Quantity Amount during each three (3) month period after the Minimum Quantity Amount is established and a minimum of one hundred percent (100%) of the Minimum Quantity Amount during each twelve (12) month period after the Minimum Quantity Amount is established.

5. Transfer Price.  Subject to the Minimum Quantity Amount requirements set forth in Section 4, the transfer price for the Products (the “Transfer Price”) during the Term of this Agreement shall be Buyer’s current standard manufacturing costs (fully burdened) plus a mark-up equal to (a) five percent (5%) during the six (6) months after the date of this Agreement, (b) seven percent (7%) during the sixth through the ninth (9) months after the date of this Agreement, and (c) ten percent (10%) during the ninth through the twelfth months after the date of this Agreement.

6. Payment Terms.  Payment shall be net thirty (30) days from the date of invoice, which invoice shall be dated the date of shipment.

7. Specifications.  Seller shall submit, as part of its purchase order, the specifications for the applicable Products, which shall be the same as the historical specifications for the Products previously manufactured by Buyer.

8. Insurance Certificate.  Purchaser will procure and maintain, at its own expense, for the Term of the Agreement, and for five (5) years thereafter if written on a claims made or occurrence reported form, the types of insurance specified below:  (a) Workers’ Compensation accordance with applicable statutory requirements; (b) Employer’s Liability with a limit of liability in an amount of not less than $500,000; (c) Commercial General Liability including premises operations, products & completed operations, blanket contractual liability, personal injury and advertising injury including fire legal liability for bodily injury and property damage in an amount not less than $1,000,000 per occurrence and  $2,000,000 in the aggregate; and (d) Excess Liability including products liability with a combined single limit in an amount of not less than $10,000,000 per occurrence and in the aggregate.

Purchaser shall include Seller and its subsidiaries, affiliates, directors, officers, employees and agents as additional insureds with respect to Commercial General Liability, Commercial Automobile Liability and Excess Liability but only as their interest may appear in this Agreement or in the APA.  Prior to commencement of services, Purchaser shall furnish to Seller certificates of insurance evidencing the insurance coverages stated above and shall require at least thirty (30) days written notice to Seller prior to any cancellation, non-renewal or material change in said coverage.  In the case of cancellation, non-renewal or material change in said coverage, Seller shall promptly provide to Purchaser with a new certificate of insurance evidencing that the coverage meets the requirements in this Section 8.  Purchaser agrees that its insurance shall act as primary and noncontributory from any other valid and collectible insurance maintained by Seller.  Purchaser may, at its option, satisfy, in whole or in part, its obligation under this Section 8 through its self- insurance program.

9. Confidential Information.  The parties acknowledge that during the Term hereof each party may provide confidential information to the other related to such party and to the Products, including trade secrets, manufacturing information, marketing information or financial information.  Each party shall take commercially reasonable steps to maintain the confidentiality of such information.  Information shall not be deemed confidential if it is in the public domain through no fault of either party, the information is required to be disclosed pursuant to a court order or other compulsory process or the information is in the hands of a third party who is under no obligation to either party to maintain the confidentiality of such information.  Each party will use the same degree of care with respect to its obligations hereunder as it employs with its own information of a confidential nature.

10. Force Majeure.  If either party is unable to perform its obligations, either in whole or in part, under this Agreement as a result of acts of God; acts of public enemy; civil strife; wars declared or undeclared; embargoes; fires; explosions; floods; shortages of energy; orders by any governmental entity or by any other supervening authority, the affected party will use its commercially reasonable effort to find an alternative in order to alleviate the force majeure condition and meet its obligations under this Agreement, and if such commercially reasonable efforts do not result in the elimination of the force majeure condition, be excused from its performance during the event to the extent that the party is prevented or delayed hereunder.  If such event lasts for more than one hundred twenty (120) days, the party whose performance is not affected by the force majeure condition shall have the option of being excused, without further obligation from the performance of the Agreement or any obligation hereunder.  This clause shall not apply to the payment obligations of Seller.

11.           Termination.  Either party shall be entitled to terminate its obligations hereunder, without liability, upon material breach of the obligations by the other party or the bankruptcy or insolvency of the other party provided that the terminating party shall provide sixty (60) days’ written notice and opportunity to cure to the other party.

12.           Purchase Order Terms.  Buyer warrants for a period of one (1) year from the date of shipment, that the Products manufactured by Buyer pursuant to this Agreement shall conform to the applicable specifications.  During the warranty period, Seller at its option may reject and return at Buyer’s expense any Products that fail to conform to the requirements hereof.  Upon such rejection, Buyer shall replace such Products, or if no such replacement Products are available, credit Seller’s account for such rejected Products.  Buyer shall indemnify and hold Buyer harmless from any costs, expenses, damages and the like incurred by Seller or any third party arising from (i) any breach of Buyer’s obligations hereunder, or (ii) any negligent or willful misconduct of Buyer.  Seller shall indemnify and hold Buyer harmless from any costs, expenses, damages and the like arising from (i) any breach of Seller’s obligations hereunder, or (ii) any negligent or willful misconduct of Buyer.  The parties shall provide notice of indemnification claims and conduct the defense of any such claims in accordance with the procedures specified in the APA.

NOTWITHSTANDING THE FOREGOING, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EXCEPT TO THE EXTENT THAT SUCH INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES HAVE BEEN REQUIRED TO BE PAID TO THIRD PARTIES.

                      13.           Assignment; No Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement, as a third party beneficiary or otherwise.

           14.           Notices.  All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: (i) when received if personally delivered; (ii) the day after being sent, if sent for next-day delivery within the United States by recognized overnight delivery service (e.g., Federal Express); and (iii) upon receipt, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to the following address or to such other place and with such other copies as either party may designate as to itself by notice to the other:

If to Seller, addressed to:	If to Buyer, addressed to:
Winland Electronics, Inc. 1950 Excel Drive Mankato, MN 56001 Attention: Chief Executive Officer	Nortech Systems Incorporated 1120 Wayzata Boulevard East, #201 Wayzata, MN 55391 Attention: Michael J. Degan
With copies (which shall not constitute notice hereunder) to:	With a copy (which shall not constitute notice hereunder) to:
Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, MN 55419 Attention: Thomas F. Steichen, Esq.	Bert Gross 7201 Metro Boulevard Edina, MN 55439

15.           Choice of Law.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Minnesota, except with respect to matters of law concerning the internal affairs of any business entity which is a party to this Agreement, and as to those matters the law of the jurisdiction under which the relevant business entity derives its powers shall govern.

                      16.           Entire Agreement; Amendments and Waivers.  This Agreement and the APA, together with all exhibits and schedules hereto and thereto constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter.  No amendment, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed a waiver of any other provision hereof, nor shall any such waiver constitute a continuing waiver unless expressly provided in such waiver.

                      17.           Counterparts; Deemed Originals.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A facsimile or emailed .pdf file signature page shall be deemed an original.

                      18.           Expenses.  Whether or not a closing occurs, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to the negotiation and execution of, and closing under, this Agreement.

                      19.           Invalidity.  In the event that any of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, then, to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

                      20.           Cumulative Remedies.  Except as otherwise specifically provided in this Agreement or in the APA, all rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, so that the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

                      21.           Captions.  The captions contained in this Agreement in no way define, limit or extend any provision of this Agreement.

                      22.           Further Assurances.  The parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall each (a) furnish upon request such further information; (b) execute and deliver such documents; and (c) do such other acts and things, in each case as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated herein.

23.           Relationship.  This Agreement does not make either party the employee or agent of the other for any purpose whatsoever.  Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party.  In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

24.           No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Dated this 1st day of January, 2011.

WINLAND ELECTRONICS, INC.

By:        /s/  Thomas J. de Petra
Name:   Thomas J. de Petra
Title:     President and Chief Executive Officer

NORTECH SYSTEMS INCORPORATED

By:        /s/  Michael J. Degan
Name:   Michael J. Degan
Title:     President and Chief Executive Officer

(Signature Page to Manufacturing Agreement)